[Seal]
P.O. Box 13697                                               Secretary of State
Austin, Texas 78711-3697


                        Office of the Secretary of State

                          Certificate of Incorporation
                                       of

                            Delightfully Frozen Corp.
                            Filing Number: 800129213

The undersigned, as Secretary of State of Texas, hereby certifies that the Articles of Incorporation for the above named corporation have been received in this office and have been found to conform to law.

Accordingly, the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law, hereby issues this Certificate of Incorporation.

Issuance of this Certificate of Incorporation does not authorize the use of a name in this state in violation of the rights of another under the federal Trademark Act of 1946, the Texas trademark law, the Assumed Business or Professional Name Act, or the common law.

Dated 10/01/2002

Effective:  10/01/2002


[Seal]

/s/ Gwen Shea
Secretary of State

Form 201
(Revised 6/01)

Return in Duplicate to   [SEAL]                      [stamp]
Secretary of State
P.O. Box 13697           Articles of Incorporation   Filed
Austin, TX 78711-3697    Pursuant to Article 3.02    In the Office of the
Fax: 512/463-5709        Texas Business              Secretary of State of Texas
                         Corporation Act             Oct 01 2002
Filing Fee:  $300                                    Corporation Section


                           Article 1 - Corporate Name

The name of the Corporation is as set forth below:
Delightfully Frozen Corp.

               Article 2 - Registered Agent and Registered Office

The Initial register5ed agent is an individual resident of the state whose name is set forth below:

Ken Graham

The Business address of the registered agent and the registered office address is:

7531 Aberdon Rd.  Dallas, TX  75252

                              Article 3 - Directors

The number of directors constituting the initial board of directors and the names and address of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are set forth below:

1.       Ken Graham
         7531 Aberdon Rd., Dallas TX 75252

2.       Linda Graham
         7531 Aberdon Rd., Dallas TX  75252

                          Article 4 - Authorized Shares

The total number of shares the corporation is authorized to issue is 70,000,000 and the par value of each of the authorized shares is $.001.

                       Article 5 - Initial Capitalization

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of one thousand dollars ($1,000).

                              Article 6 - Duration

The period of duration is perpetual.

                               Article 7 - Purpose

The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                       Supplemental Provisions/Information

Text area

                                  Incorporator

The name and address of the incorporator is set forth below.

Ken Graham

7531 Aberdon Rd.  Dallas, TX  75252

                            Effective Date of Filing

This document will become effective when the document is filed by the secretary of state

                                    Execution

The undersigned incorporator signs these articles of incorporation subject to the penalties imposed by law for the submission of false or fraudulent documents.

/s/ Ken Graham
Signature of Incorporator